Exhibit 99.1

FOR RELEASE THURSDAY, FEBRUARY 26, 2015

Investor Contact: Steve Kunszabo Iridium Communications Inc. +1 (703) 287-7570 steve.kunszabo@iridium.com	Press Contact: Diane Hockenberry Iridium Communications Inc. +1 (703) 287-7421 diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES FOURTH-QUARTER AND FULL-YEAR

2014 RESULTS; COMPANY ISSUES 2015 OUTLOOK

MCLEAN, Va. – February 26, 2015 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter of 2014 and issued its full-year 2015 and long-range outlook. Net income was $23.0 million, or $0.19 per diluted share, for the fourth quarter of 2014, as compared to $15.6 million, or $0.18 per diluted share, for the fourth quarter of 2013. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $51.8 million, as compared to $49.8 million for the prior-year period, representing a year-over-year increase of 4 percent and an OEBITDA margin(1) of 52 percent. OEBITDA grew largely due to higher service revenue.

Iridium reported fourth-quarter total revenue of $100.5 million, which consisted of $78.2 million of service revenue and $22.3 million of equipment, engineering and support revenue. Total revenue increased 2 percent versus the comparable period of 2013, while service revenue also grew 2 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 78 percent of total revenue for the fourth quarter of 2014.

The Company ended the quarter with 739,000 total billable subscribers, which compares to 664,000 for the year-ago period and is up from 726,000 for the quarter ended September 30, 2014. Total billable subscribers grew 11 percent year-over-year, driven by strength in machine-to-machine (“M2M”) and commercial voice customers.

“2014 was a strong year for Iridium, as we achieved many of our strategic objectives and exceeded our financial targets,” said Matt Desch, CEO, Iridium. “We reached significant milestones in the Iridium NEXT program including successful qualification of most hardware components, testing our satellite platform software and completing the upgrade of our ground infrastructure around the world. We also successfully amended our credit facility and completed the related capital raise, strengthening our funding profile and giving us the needed flexibility to execute our operating plan. Our commercial M2M business grew service revenue and subscribers 19%, while our maritime business also performed well, with Iridium OpenPort® revenue expanding 12% year-over-year. These are all important steps as we look ahead to 2018 and the transformational change we expect in our cash flow profile.”

Desch continued, “As we assess our prospects in 2015, we’re excited to be entering the launch phase for our next-generation constellation. Our Iridium NEXT build remains on budget, and we have reconfirmed with our suppliers that the system is on track to be fully deployed in 2017. However, we’ve moved our first planned launch from June 2015 to October 2015, as our partner, Thales Alenia Space, needs the additional time to fully test the payload software before flight.”

Desch concluded, “When evaluating our 2015 financial outlook, we expect continued solid growth in our M2M, maritime and aviation business lines, but see pressure in our legacy voice business. We believe a strong dollar has softened handset sales in many places outside the U.S. in the last few months. Our long-range guidance remains unchanged, as future contributions from our U.S. Government business, the value of our Aireon joint venture, new products and the potential of Iridium NEXT broadband services all support a healthy service revenue trajectory. Overall, we have excellent long-term growth prospects and expect to execute against the key targets that ensure our success.”

Full-Year 2014 Iridium Business Highlights

For the full year, Iridium reported net income of $75.0 million, or $0.69 per diluted share, as compared to net income of $62.5 million, or $0.71 per diluted share, for 2013. The Company reported 2014 total revenue of $408.6 million, which was up 7 percent from the year-ago period. Total revenue included $309.4 million of service revenue and $99.1 million of equipment, engineering and support revenue. OEBITDA for 2014 was $216.5 million, an 8 percent increase from $201.1 million in the prior-year, representing an OEBITDA margin of 53 percent. Capital expenditures were $441.1 million for the full-year 2014.

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 60 percent of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $60.7 million, unchanged from last year’s comparable period. The year-ago quarter benefited from a change in the Company’s prepaid airtime policy.

•	Commercial voice and data subscribers increased 4 percent from the year-ago period to 354,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $43 during the fourth quarter, down 9 percent from last year’s comparable period. Voice and data ARPU declined primarily due to a one-time benefit of $3.6 million in the fourth quarter of 2013 related to a change in the Company’s prepaid airtime policy that did not have the same impact in the fourth quarter of 2014. Commercial M2M data subscribers grew 19 percent from the year-ago period to 325,000 customers. Commercial M2M data ARPU was $16 during the fourth quarter, unchanged from last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 679,000 billable subscribers, which compares to 613,000 for the prior-year quarter and is up from 669,000 for the quarter ended September 30, 2014. M2M data subscribers represented 48 percent of billable commercial subscribers, an increase from 45 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense Information Systems Agency contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $17.5 million, a 12 percent increase from the prior-year period, driven by the Company’s airtime services contract with the DoD.

•	Iridium’s government business ended the quarter with 60,000 subscribers, which compares to 51,000 for the prior-year quarter and is up from 57,000 for the quarter ended September 30, 2014. M2M data subscribers increased 25 percent year-over-year and represented 42 percent of government subscribers, an increase from 39 percent at the end of the prior-year period.

Equipment

•	Equipment revenue was $17.1 million during the fourth quarter, an 8 percent year-over-year gain. Revenue increased from the year-ago quarter primarily due to higher Iridium GO!® and L-band transceiver unit sales.

•	The Company does not expect equipment revenue to grow in 2015, primarily due to a reduction in commercial handset sales as a result of the recent pronounced increase in the strength of the U.S. dollar.

Engineering & Support

•	Engineering and support revenue was $5.2 million during the fourth quarter, down 10 percent from the prior-year period, primarily resulting from a decreased scope of work for ongoing government projects.

Capital expenditures were $296.1 million for the fourth quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the fourth quarter with a cash and marketable securities balance of $472.4 million and gross debt of $1.3 billion. Net debt was $733.0 million.

2015 Outlook

The Company issued its full-year 2015 outlook for total service revenue growth and OEBITDA. The Company expects:

•	Total service revenue growth between 3 percent and 6 percent for the full-year 2015

•	Full-year 2015 OEBITDA between $230 million and $240 million. OEBITDA for 2014 was $216.5 million.

2015 Outlook (February 2015)

Total Service Revenue Growth	3% to 6%

2015 Operational EBITDA (OEBITDA)	$230 million to $240 million

Long-Range Outlook

The Company affirmed its long-range outlook for total service revenue growth, OEBITDA margin, cash taxes and 2018 net leverage. The Company revised its guidance for peak net leverage in consideration of updated expectations for the timing of milestone payments to Thales Alenia Space related to Iridium NEXT. The Company expects:

•	Total service revenue between $420 million and $485 million for the full-year 2018, an increase from $309.4 million for the full-year 2014, representing a compound annual growth rate between 8 percent and 12 percent.

•	OEBITDA margin of approximately 60 percent in 2018

•	Negligible cash taxes from 2015 to approximately 2020

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2016

•	Net leverage of approximately 4x OEBITDA in 2018

	Long-Range Outlook (October 2014)	Long-Range Outlook (February 2015)

Total Service Revenue	8% to 12% CAGR between 2014 and 2018	$420 million to $485 million for the full-year 2018

Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2018	Affirmed

Cash Taxes	Negligible cash taxes from 2015 to approximately 2020	Affirmed

Peak Net Leverage	Approximately 6.5x OEBITDA in 2015	6.0x – 6.5x OEBITDA in 2016

2018 Net Leverage	Approximately 4x OEBITDA in 2018	Affirmed

Non-GAAP Financial Measures & Definitions

(1)	In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(In thousands)
GAAP net income	$23,039	$15,585	$74,989	$62,517

Interest expense	162	202	954	583

Interest income	(1,178)	(643)	(4,594)	(2,859)

Income taxes	8,636	18,776	41,463	47,948
Depreciation and amortization	13,154	18,775	72,769	74,980
Iridium NEXT expenses (income), net	4,759	(3,956)	18,064	8,064
Loss from investment in Aireon	—	393	4,296	3,332

Share-based compensation	3,461	358	9,559	6,715
Non-cash purchase accounting	(250)	334	(1,000)	(194)

Operational EBITDA	$51,783	$49,824	$216,500	$201,086

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, February 26, 2015. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 35019804. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, February 26, 2015 through Thursday, March 5, 2015 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 35019804, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for the full-year 2015; compound annual service revenue growth, OEBITDA margin, cash taxes and leverage over the longer-term; the adequacy of funding for, development of and timing for launch of Iridium NEXT; anticipated equipment revenue; expected revenue from Iridium’s contracts with the U.S. Department of Defense; and prospects for our maritime, M2M, aviation and commercial handset businesses. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 26, 2015, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Non-Cash Purchase Accounting for the Three Months Ended December 31, (1)
	2014	2013	2014	2013
Revenue:
Service revenue
Commercial	$60,661	$60,893	$—	$(583)
Government	17,548	15,630	—	—

Total service revenue	78,209	76,523	—	(583)
Subscriber equipment	17,112	15,904	—
Engineering and support service	5,190	5,780	—	—

Total revenue	100,511	98,207	—	(583)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	14,780	15,888	(259)	(259)
Cost of subscriber equipment sales	12,145	12,499	—	—
Research and development	5,911	4,624	—	—
Selling, general and administrative	22,680	20,164	9	9
Depreciation and amortization	13,154	18,775	6,082	12,196

Total operating expenses	68,670	71,950	5,832	11,946

Operating profit (loss)	31,841	26,257	(5,832)	(12,529)

Other (expense) income:
Interest income (expense), net	1,016	441	—	—
Undrawn credit facility fees	(1,412)	(1,706)	—	—
Other (expense) income, net	230	9,369	—	—

Total other (expense) income	(166)	8,104	—	—

Earnings (loss) before income taxes	31,675	34,361	(5,832)	(12,529)
Benefit from (provision for) income taxes	(8,636)	(18,776)	2,077	5,438

Net income (loss)	23,039	15,585	(3,755)	(7,091)
Series A Preferred Stock dividends	1,750	1,750	—	—
Series B Preferred Stock dividends	2,109	—	—	—

Net income attributable to common stockholders	$19,180	$13,835	$(3,755)	$(7,091)

Operational EBITDA	$51,783	$49,824

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, the impact of which was fully realized by December 31, 2013. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,		Non-Cash Purchase Accounting for the Year Ended December 31,(1)
	2014	2013	2014	2013
Revenue:
Service revenue
Commercial	$243,876	$232,928	$—	$(806)
Government	65,548	59,164	—	—

Total service revenue	309,424	292,092	—	(806)
Subscriber equipment	78,152	73,303	—
Engineering and support service	20,981	17,254	—	—

Total revenue	408,557	382,649	—	(806)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	62,085	59,346	(1,037)	(1,037)
Cost of subscriber equipment sales	54,569	52,062	—	—
Research and development	17,587	11,149	—	—
Selling, general and administrative	78,636	75,218	37	37
Depreciation and amortization	72,769	74,980	46,846	49,814

Total operating expenses	285,646	272,755	45,846	48,814

Operating profit (loss)	122,911	109,894	(45,846)	(49,620)

Other (expense) income:
Interest income (expense), net	3,640	2,276	—	—
Undrawn credit facility fees	(5,825)	(7,708)	—	—
Other (expense) income, net	(4,274)	6,003	—	—

Total other (expense) income	(6,459)	571	—	—

Earnings (loss) before income taxes	116,452	110,465	(45,846)	(49,620)
Benefit from (provision for) income taxes	(41,463)	(47,948)	16,326	21,535

Net income (loss)	74,989	62,517	(29,520)	(28,085)
Series A Preferred Stock dividends	7,000	7,000	—	—
Series B Preferred Stock dividends	5,320	—	—	—

Net income attributable to common stockholders	$62,669	$55,517	$(29,520)	$(28,085)

Operational EBITDA	$216,500	$201,086

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, the impact of which was fully realized by December 31, 2013. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$45,695	$48,378	-6%	$185,442	$184,003	1%
M2M data(2)	14,966	12,515	20%	58,434	48,925	19%

Total commercial voice and M2M data service	60,661	60,893	0%	243,876	232,928	5%
Government service revenue(3)	17,548	15,630	12%	65,548	59,164	11%

Total service revenue	78,209	76,523	2%	309,424	292,092	6%

Subscriber equipment	17,112	15,904	8%	78,152	73,303	7%

Engineering and support(4)
Government	4,638	5,436	-15%	18,939	15,420	23%
Commercial	552	344	60%	2,042	1,834	11%

Total engineering and support	5,190	5,780	-10%	20,981	17,254	22%

Total Revenue	$100,511	$98,207	2%	$408,557	$382,649	7%

Operational EBITDA
Operational EBITDA	$51,783	$49,824	4%	$216,500	$201,086	8%

Other
Capital expenditures(5)	$296,136	$140,102		$441,065	$403,547

Net debt(6)	$733,016	$695,214

Cash, cash equivalents, and marketable securities	$472,385	$262,989

Credit Facility	$1,291,401	$1,039,203

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

	As of December 31,		% Change
	2014	2013
	(In thousands, except ARPU)
Billable Subscribers(1)
Commercial
Voice and M2M data service
Voice and data	354	340	4%
M2M data	325	273	19%

Total commercial voice and M2M data service	679	613	11%

Government
Voice and M2M data service
Voice and data	35	31	13%
M2M data	25	20	25%

Total government voice and M2M data service	60	51	18%

Total billable subscribers	739	664	11%

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	(2)	(5)	60%	14	8	75%
M2M data	12	14	-14%	52	45	16%

Total commercial voice and M2M data service	10	9	11%	66	53	25%

Government
Voice and M2M data service
Voice and data	1	(1)	200%	4	(5)	180%
M2M data	2	1	100%	5	5	0%

Total government voice and M2M data service	3	—	NM	9	—	NM

Total billable subscribers	13	9	44%	75	53	42%

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2014	2013		2014	2013
ARPU(2)
Commercial
Voice and data	$43	$47	-9%	$45	$46	-2%
M2M data	$16	$16	0%	$16	$16	0%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the new EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.
NM	– not meaningful